As filed with the Securities and Exchange Commission on March 21, 2025
Registration No. 333-268003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 6
to Form S-1
on
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LiveWire Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-4730333
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
3700 West Juneau Avenue
Milwaukee, WI 53208
(650) 447-8424
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Allen Gerrard
General Counsel & Board Secretary
LiveWire Group, Inc.
3700 West Juneau Avenue
Milwaukee, WI 53208
(650) 447-8424
(Address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Ryan J. Maierson
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
(713) 546-5400
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
Email Containing Precedent Rule 144 Blanket Delegending Documents for a Non-Affiliate of a Former SPAC (intended for use by non-affiliates not subject to Rule 145(c), starting one year after filing of post-deSPAC Form 10 information, pursuant to Rule 144(i))
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
On October 25, 2022, LiveWire Group, Inc. (“LiveWire”) initially filed a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-268003) (as amended, the “Registration Statement”). The Registration Statement, as amended, was initially declared effective by the SEC on December 16, 2022, and registered (a) the issuance by LiveWire of up to 30,499,990 shares of our common stock, $0.0001 par value per share (“Common Stock”), consisting of (i) up to 19,999,990 shares of Common Stock that are issuable upon the exercise of 19,999,990 public warrants (the “Public Warrants”), originally issued by AEA-Bridges Impact Corp., a Delaware corporation (“ABIC”) as part of its initial public offering (“IPO”) of units at a price of $10.00 per unit, with each unit consisting of one share of ABIC Class A common stock and one-half of one warrant and (ii) up to 10,500,000 shares of Common Stock that are issuable upon the exercise of 10,500,000 warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the IPO of ABIC, by the holders thereof (each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share), and (b) the offer and sale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of up to 225,750,000 shares of Common Stock (the “Total Resale Shares”), consisting of (i) 161,000,000 shares of Common Stock issued in connection with the Merger (as defined below) at an equity consideration value of $10.00 per share by the Legacy LiveWire Equityholder (as defined below), (ii) up to 10,000,000 shares of Common Stock issued at a price of $10.00 per share by the KYMCO Group, (iii) up to 10,000,000 shares of Common Stock issued pursuant to the Business Combination Agreement, and an investment agreement (the “Legacy LiveWire Equityholder Pipe Investment”) to the Legacy LiveWire Equityholder (as defined herein) at a price of $10.00 per share by the Legacy LiveWire Equityholder, (iv) up to 10,000,000 shares of Common Stock issued pursuant to the Business Combination Agreement to the Legacy LiveWire Equity Holder (the “HD Backstop”) at a price of $10.00 per share by the Legacy LiveWire Equityholder, (v) up to 2,500,000 shares of Common Stock held by John Garcia, which were originally purchased at a price of $10.00 per unit in connection with the IPO, (vi) up to 12,500,000 shares of Common Stock (“Earn-Out Shares”) that the Legacy LiveWire Equityholder has the contingent right to receive upon the achievement of certain stock price-based vesting considerations described herein as merger consideration (at an equity consideration value of $10.00 per share), (vii) up to 8,000,000 shares of Common Stock originally issued to the Sponsor (as defined below) in the form of founder shares at a price of approximately $0.003 per share (the “Founder Shares”) and (viii) up to 11,750,000 shares of Common Stock compromised of (a) 10,500,000 shares of Common Stock that are issuable upon the exercise of the outstanding Private Placement Warrants at an exercise price of $11.50 per share, originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the IPO of ABIC, by the holders thereof and (b) 1,250,000 shares of Common Stock issuable upon the exercise of the Public Warrants at an exercise price of $11.50 per share, originally issued by ABIC at a price of $10.00 per unit to John Garcia as part of its IPO of units.
This Post-Effective Amendment No. 6 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 6”) is being filed by LiveWire (i) to convert the registration statement on Form S-1 into a registration statement on Form S-3 and (ii) to update certain information regarding the securities being offered pursuant to the prospectus contained herein.
The information included in this Post-Effective Amendment No. 6 amends the Registration Statement (as amended) and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 6. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated March 21, 2025.
PROSPECTUS
LiveWire Group, Inc.
Up to 225,699,365 Shares of Common Stock
Up to 11,750,000 Warrants
Up to 30,365,207 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the issuance by LiveWire Group, Inc. (“we,” “us,” “our,” “Registrant,” and “LiveWire”) of up to an aggregate of up to 30,365,207 shares of our common stock, par value $0.0001 per share (the “Common Stock”), which consists of (i) 19,865,207 shares of Common Stock that are issuable upon the exercise of 19,865,207 public warrants (the “Public Warrants”), originally issued by AEA-Bridges Impact Corp., a Delaware corporation (“ABIC”) as part of its initial public offering (“IPO”) of units at a price of $10.00 per unit, with each unit consisting of one share of ABIC Class A common stock and one-half of one warrant and (ii) up to 10,500,000 shares of Common Stock that are issuable upon the exercise of 10,500,000 warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the IPO of ABIC, by the holders thereof. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share.
This prospectus also relates to the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of (1) up to 225,699,365 shares of Common Stock (the “Total Resale Shares”), which consists of (i) 161,000,000 shares of Common Stock issued in connection with the Merger (as defined below) at an equity consideration value of $10.00 per share by the Legacy LiveWire Equityholder (as defined below), (ii) up to 9,999,365 shares of Common Stock issued pursuant to investment agreements (the “KYMCO PIPE Investment”) entered into in connection with the Business Combination Agreement (as defined herein) to Kwang Yang Motor Co., Ltd., KYMCO Capital Fund I Co., Ltd., SunBright Investment Co., Ltd., CycleLoop Co., Ltd. and Kwang Yang Holdings Limited (collectively, “KYMCO Group”) at a price of $10.00 per share by the KYMCO Group, (iii) up to 10,000,000 shares of Common Stock issued pursuant to the Business Combination Agreement, and an investment agreement (the “Legacy LiveWire Equityholder Pipe Investment”) to the Legacy LiveWire Equityholder (as defined herein) at a price of $10.00 per share by the Legacy LiveWire Equityholder, (iv) up to 10,000,000 shares of Common Stock issued pursuant to the Business Combination Agreement to the Legacy LiveWire Equity Holder (the “HD Backstop”) at a price of $10.00 per share by the Legacy LiveWire Equityholder, (v) up to 2,500,000 shares of Common Stock held by John Garcia, which were originally purchased at a price of $10.00 per unit in connection with the IPO, (vi) up to 12,500,000 shares of Common Stock (“Earn-Out Shares”) that the Legacy LiveWire Equityholder has the contingent right to receive upon the achievement of certain stock price-based vesting considerations described herein as merger consideration (at an equity consideration value of $10.00 per share), (vii) up to 7,950,000 shares of Common Stock originally issued to the Sponsor (as defined below) in the form of founder shares at a price of approximately $0.003 per share (the “Founder Shares”) and (viii) up to 11,750,000 shares of Common Stock compromised of (a) 10,500,000 shares of Common Stock that are issuable upon the exercise of the outstanding Private Placement Warrants at an exercise price of $11.50 per share, originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the IPO of ABIC, by the holders thereof and (b) 1,250,000 shares of Common Stock issuable upon the exercise of the Public Warrants at an exercise price of $11.50 per share, originally issued by ABIC at a price of $10.00 per unit to John Garcia as part of its IPO of units; and (2) up to 11,750,000 Warrants compromised of (i) 10,500,000 of our outstanding Private Placement Warrants originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the IPO of ABIC, by the holders thereof and (b) 1,250,000 Public Warrants originally issued by ABIC at a price of $10.00 per unit to John Garcia as part of its IPO of units.

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive up to $349.2 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. If the price of our Common Stock remains below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.
We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Common Stock or Warrants in the section entitled “Plan of Distribution.”
The Total Resale Shares represent a substantial percentage of our total outstanding Common Stock as of the date of this prospectus. The Total Resale Shares being offered for resale in this prospectus represent 96.5% of our current total outstanding Common Stock, assuming the exercise of all Warrants. Further, certain Selling Securityholders beneficially own a significant percentage of our outstanding Common Stock. The Legacy LiveWire Equityholder beneficially owns 181,000,000 shares or 88.91% of our Common Stock, all of such shares are subject to a lock‑up restriction pursuant to the registration rights agreement, dated as of September 26, 2022, by and among Legacy LiveWire and the holders party thereto (the “Registration Rights Agreement”), and beginning seven years after the Business Combination, may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. AEA‑Bridges Impact Sponsor (the “Sponsor”) beneficially owns 18,450,000 shares or 8.62% of our Common Stock, which all such shares may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. John Garcia, our director, beneficially owns 3,859,887 shares or 1.88% of our Common Stock, which all such shares may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Common Stock. Even if the current trading price of the Common Stock is at or significantly below the price at which the units were issued in ABIC’s IPO, some of the Selling Securityholders may still have an incentive to sell because they could still profit on sales due to the lower price at which they purchased their shares compared to the public investors. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price. Based on the closing price of our Common Stock as of March 20, 2025 of $1.99, the Sponsor may experience potential profit of up to $1.987, per share (or approximately $15,796,650 in the aggregate based on the Sponsor holding 7,950,000 Founder Shares) based on the Sponsor’s initial purchase price of approximately $0.003 per share. Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor purchased the Founder Shares.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “LVWR” and “LVWR WS,” respectively. On March 20, 2025, the closing price of our Common Stock was $1.99 and the closing price for our Warrants was $0.0214. We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock and Warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock or Warrants.

Our business and investment in our Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 9 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is               .

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue of up to 30,365,207 shares of Common Stock, which consists of (i) 19,865,207 shares of Common Stock that are issuable upon the exercise of 19,865,207 Public Warrants, originally issued by ABIC as part of its IPO of units at a price of $10.00 per unit, with each unit consisting of one share of ABIC Class A common stock and one-half of one warrant and (ii) up to 10,500,000 shares of Common Stock that are issuable upon the exercise of 10,500,000 Private Placement Warrants originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the IPO of ABIC, by the holders thereof. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share. We will receive the proceeds from any exercise of any Warrants or Options for cash. The Selling Securityholders may use the shelf registration statement to offer and sell (1) up to 225,699,365 Total Resale Shares, which consists of (i) 161,000,000 shares of Common Stock issued in connection with the Merger at an equity consideration value of $10.00 per share by the Legacy LiveWire Equityholder, (ii) up to 9,999,365 shares of Common Stock issued in the KYMCO PIPE Investment at a price of $10.00 per share to the KYMCO Group, (iii) up to 10,000,000 shares of Common Stock issued in the Legacy LiveWire Equityholder Pipe Investment at a price of $10.00 per share to the Legacy LiveWire Equityholder, (iv) up to 10,000,000 shares of Common Stock issued in the HD Backstop at a price of $10.00 per share by the Legacy LiveWire Equityholder, (v) up to 2,500,000 shares of Common Stock held by John Garcia, which were originally purchased at a price of $10.00 per unit in connection with the IPO, (vi) up to 12,500,000 shares of Earn-out Shares that the Legacy LiveWire Equityholder has the contingent right to receive upon the achievement of certain stock price-based vesting considerations described herein as merger consideration (at an equity consideration value of $10.00 per share), (vii) up to 7,950,000 shares of Founder Shares originally issued to the Sponsor at a price of approximately $0.003 per share and (viii) up to 11,750,000 share of Common Stock compromised of (a) 10,500,000 shares of Common Stock that are issuable upon the exercise of the outstanding Private Placement Warrants at an exercise price of $11.50 per share, originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the IPO of ABIC, by the holders thereof and (b) 1,250,000 shares of Common Stock issuable upon the exercise of the Public Warrants at an exercise price of $11.50 per share, originally issued by ABIC at a price of $10.00 per unit to John Garcia as part of its IPO of units; and (2) up to 11,750,000 Warrants compromised of (i) 10,500,000 of our outstanding Private Placement Warrants originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the IPO of ABIC, by the holders thereof and (b) 1,250,000 Public Warrants originally issued by ABIC at a price of $10.00 per unit to John Garcia as part of its IPO of units, from time to time through any of the means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.
To the extent necessary, each time that we or the Selling Securityholders offer and sell securities, we or the Selling Securityholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
On September 26, 2022 (the “Closing Date”), we consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated as of December 12, 2021 (the “Business Combination Agreement”), with LiveWire Group, Inc. (“LiveWire”), a Delaware corporation and a direct, wholly owned subsidiary of AEA-Bridges Impact Corp., a Cayman Islands exempted company, prior to the Domestication (“ABIC”); LW EV Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of LiveWire (“Merger Sub”); Harley-Davidson, Inc., a Wisconsin corporation (“H-D”); and LiveWire EV, LLC (“Legacy LiveWire”). Pursuant to the terms of the Business Combination Agreement: (a) on September 23, 2022, ABIC migrated to and domesticated as a Delaware corporation (the “Domestication”), in connection with which all of ABIC’s (i) outstanding ordinary shares were converted, on a one-for-one basis, into common stock, par value $0.0001 per share, of AEA-Bridges Impact Corp., a Delaware corporation, prior to the Closing (“Domesticated ABIC”), (ii) outstanding warrants were converted, on a one-for-one basis, into warrants to acquire one share each of common stock of Domesticated ABIC and (iii) outstanding units were canceled and instead entitled the holder thereof to, per unit, one share of common stock of Domesticated ABIC and one-half of one warrant of Domesticated ABIC; (b) on September 26, 2022, H-D and Legacy LiveWire consummated the separation of the Legacy LiveWire business and the other transactions contemplated by the Separation Agreement (as defined below), by and between H-D and Legacy LiveWire, dated as of September 26, 2022 (the “Separation”); (c) following the Domestication and immediately following the Separation, Merger Sub merged with and into Domesticated ABIC, with Domesticated ABIC surviving as a direct, wholly owned subsidiary of LiveWire (the “Merger”), and LiveWire continuing as the public company in the Merger, with each share of common stock of Domesticated ABIC being converted into the right of the holder thereof to receive one share of Common Stock; (d) immediately following the Merger, H-D caused all of the membership interests of Legacy LiveWire (“Legacy LiveWire Equity”) held by ElectricSoul, LLC, a Delaware limited liability company and a subsidiary of H-D (the “Legacy LiveWire Equityholder”), to be contributed to LiveWire in exchange for 161,000,000 shares of Common Stock and the right to receive up to an additional 12,500,000 Earn-Out Shares (the transactions contemplated by this clause (d), collectively, the “Exchange”), and, as a result of the Exchange, Legacy LiveWire became a direct, wholly owned subsidiary of LiveWire; (e) immediately following the consummation of the Exchange, LiveWire contributed 100% of the outstanding equity interests of Legacy Livewire to Domesticated ABIC (the transactions described in clauses (a) through (e) collectively, the “Business Combination”).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any information incorporated by reference contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus and any information incorporated by reference may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “commits,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this prospectus and any information incorporated by reference include, but are not limited to statements regarding our future results of operations and financial position, industry and business trends, equity compensation, business strategy, plans, market growth, plans and objectives relating to our climate commitment, and our objectives for future operations.
The forward-looking statements in this prospectus and any information incorporated by reference are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed in Part I, Item 1A. “Risk Factors” in our Form 10-K for the year ended December 31, 2024. The forward-looking statements are made as of the date of the filing of this prospectus or the document incorporated by reference, as applicable, and LiveWire disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. The forward-looking statements in this prospectus or the document incorporated by reference, as applicable, are based upon information available to us as of the date of this prospectus or the document incorporated by reference, as applicable, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus and any information incorporated by reference with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. The forward-looking statements in this report speak only as of the date of this prospectus or the document incorporated by reference. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is http://www.livewire.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. The documents establishing the terms of any offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 21, 2025.
•The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 5, 2024.
•The description of our Common Stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2024.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
LiveWire Group, Inc.
3700 West Juneau Avenue
Milwaukee, WI 53208
(650) 447-8424

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY
LiveWire is an industry-leading all-electric vehicle brand with a mission to pioneer the growing two-wheel electric motorcycle space. LiveWire operates in two segments: Electric Motorcycles and STACYC.
LiveWire’s Electric Motorcycles segment sells electric motorcycles, related parts and accessories and apparel in the United States and certain international markets, while the STACYC segment sells electric balance bikes for kids, related parts and accessories and apparel in the United States and certain international markets. H-D introduced its first electric motorcycle in late 2019 as the “Harley-Davidson LiveWire.” In 2021, building on early success and the continued growth in the global market demand for electric vehicles, H-D launched LiveWire as a standalone electric vehicle division, with the first LiveWire-branded product, the LiveWire ONE, debuting in July 2021, followed by a special launch edition of S2 Del Mar in May 2022 with full production and sales beginning in the third quarter of 2023. During 2024, LiveWire began production and selling of additional models off the S2 platform, including Mulholland and Alpinista. In 2019, H-D acquired STACYC Inc. and began selling electric balance bikes for kids.
Electric motorcycles are sold at wholesale to a network of Independent Retail Partners, and at retail through a Company-owned dealership and through online sales. Prior to November 5, 2024, LiveWire’s products were sold at retail through select international partners primarily in Europe. Electric balance bikes are sold at wholesale to independent dealers and independent distributors, as well as direct to consumers online. LiveWire is focused on innovating and developing technology in the electric vehicle market. LiveWire’s vision is to create the next generation of electric motorcycles with products and experiences that merge the power and technology of electric with the unique soulful connection that comes from an analog machine.

CORPORATE INFORMATION
We were incorporated under the laws of the state of Delaware on December 7, 2021 under the name LW EV Holdings, Inc. We changed our name to LiveWire Group, Inc. on March 14, 2022. Our Common Stock and Warrants are listed on NYSE under the symbols “LVWR” and “LVWR WS,” respectively. Our principal executive offices are located at 3700 West Juneau Avenue, Milwaukee, WI 53208, and our telephone number is (650) 447-8424. Our website address is www.livewire.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Emerging Growth Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies that are not emerging growth companies. These provisions include, but are not limited to:
•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);
•not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.
We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of ABIC’s IPO. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus is a part to permit holders of shares of our Common Stock and our Warrants described in the section entitled “Selling Securityholders” to resell such shares of Common Stock and Warrants. We will not receive any proceeds from the sale of Common Stock or Warrants by the Selling Securityholders.
LiveWire will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders in the event of an underwritten offering of their securities. The Selling Securityholders will pay all other incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
We will receive up to $349.2 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On March 20, 2025, the closing price for our Common Stock was $1.99. If the price of our Common Stock remains below $11.50 per share, we believe our warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. We will receive the proceeds from any exercise of Warrants for cash. We intend to use the proceeds from the exercise of Warrants for cash for general corporate and working capital purposes. Our management will have broad discretion over the use of proceeds from the exercise of Warrants for cash.

DESCRIPTION OF OUR SECURITIES
General
The following description of the terms of our capital stock and Warrants is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation (“certificate of incorporation”), our amended and restated bylaws (“bylaws”) and the Warrant Agreement, dated as of October 20, 2020, between LiveWire and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), all of which are attached as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2024.
Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Our authorized capital stock consists of 820,000,000 shares, consisting of (i) 20,000,000 shares of LiveWire preferred stock, par value $0.0001 per share, and (ii) 800,000,000 shares of Common Stock, par value $0.0001 per share. As of the date of this prospectus, no shares of preferred stock are issued or outstanding. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Dividend Rights
Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, the holders of Common Stock, as such, is entitled to the payment of dividends on the Common Stock when, as and if declared by the Board in accordance with applicable law.
Voting Rights
Except as otherwise provided in the certificate of incorporation or expressly required by law, each holder of Common Stock, as such, is entitled to one vote for each share of Common Stock on all matters properly submitted to a vote of our stockholders.
Liquidation
Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution, or winding up of LiveWire, whether voluntary or involuntary, our funds and assets that may be legally distributed to our stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
Preferred Stock
The Board has the authority, without further action by our stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of us or other corporate action.
Redeemable Warrants
Public Stockholders’ Warrants
Each Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon the exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. No fractional Warrants were issued upon separation of the units and only whole warrants trade. The Warrants will expire on September 26, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not be obligated to deliver any Common Stock pursuant to the exercise of a Warrant and have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue a share of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.
We have filed with the SEC a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon the exercise of the Warrants, and are obligated to use commercially reasonable efforts to maintain the effectiveness of such registration statement, as a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. During any period when we will have failed to maintain an effective registration statement covering the shares of Common Stock issuable upon exercise of Warrants, warrant holders may exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $18.00.
We may redeem the outstanding Warrants (but not the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and
•if, and only if, the closing price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.
We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise their redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The redemption criteria for the Warrants discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or their Warrant prior to the scheduled redemption date. However, the price of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.
Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $10.00.
We may redeem the outstanding Warrants:
•in whole and not in part;
•at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the agreed table, based on the redemption date and the “fair market value” of Common Stock
•if, and only if, the closing price of the shares of Common Stock equals or exceeds $10.00 per Public Share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders; and
•if the closing price of the shares of Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Warrants, as described above.
The numbers in the table below represent the number of shares of Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on volume weighted average price of the shares of Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of Common Stock issuable upon exercise of a Warrant is adjusted as set forth below in the first three paragraphs discussing anti-dilution adjustments. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of Warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the Common Stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Common Stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per whole Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.
No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the shares of Common

Stock, we will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.
Redemption Procedures.
Holder Election to Limit Exercise. A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise..
Anti-Dilution Adjustments. If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” will be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one, minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Common Stock as reported during the 10 trading-day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of shares of Common Stock on account of such shares of Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per-share basis with all other cash dividends and cash distributions paid on shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share.
If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction, (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of

Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such a transaction is payable in the form of Class A Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The Warrants are issued in registered form under a Warrant Agreement with Continental Stock Transfer & Trust Company, as warrant agent. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in the IPO prospectus, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders.
The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The Sponsor purchased 10,500,000 Private Placement Warrants at a price of $1.00 per unit for an aggregate purchase price of $10,500,000 in the Private Placement. The Warrants received by the Sponsor upon the consummation of the Business Combination are not be redeemable by us so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants have terms and provisions that are identical to those of the Warrants, including as to the exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Warrants.
Anti-takeover Effects of Our Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by or at the direction of (i) a majority of the Board, (ii) the chairperson of the Board, and (iii ) so long as we qualify as a “controlled company” under Section 303A.00 of the New York Stock Exchange Listed Company Manual, by our Secretary at the request of any holder of at least a majority of the voting power of all of our the then outstanding shares of voting stock entitled to vote at an election of directors. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than 10 or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if such actions are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
Our certificate of incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 and 2/3% in voting power of all the then outstanding shares of Common Stock entitled to vote thereon as a class:
•the provisions regarding LiveWire’s preferred stock;
•the provisions regarding the size, classification, appointment, removal and authority of the Board;
•the provisions prohibiting stockholder actions without a meeting;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding the selection of certain forums for certain specified legal proceedings between LiveWire and its stockholders; and
•the provisions regarding the limited liability of directors of LiveWire.
Our bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of 66 and 2/3% of the outstanding voting stock of LiveWire entitled to vote generally in an election of directors, voting together as a single class.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
(2)the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
(3)the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Since we have not opted out of Section 203 of the DGCL, it applies to LiveWire. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with LiveWire for a three-year period. This provision may encourage companies interested in acquiring LiveWire to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitations on Liability and Indemnification of Officers and Directors
The certificate of incorporation and the bylaws provide that we indemnify and hold harmless our directors, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended. In addition, the certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.
The bylaws also permit us to purchase and maintain insurance on behalf of any person who is or was a director officer, employee or agent of LiveWire, or is or was serving at the request of LiveWire as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not LiveWire could have the power to indemnify him or her against such liability under the provisions of the DGCL.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
Exclusive Forum Provision
The certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, (a) the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (1) any derivative action, suit or proceeding brought on behalf of LiveWire, (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of LiveWire to LiveWire or to LiveWire’s stockholders, (3) any action, suit or proceeding arising pursuant to any provision of the DGCL or our certificate of incorporation or the bylaws (as either may be amended from time to time) or (4) any action, suit or proceeding asserting a claim against us governed by the internal affairs doctrine; and (b) subject to the provisions of certificate of incorporation, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. We intends to apply our exclusive forum provision to derivative actions or breach of fiduciary duty claims purportedly brought under the Exchange Act, which would be required to be filed in the federal district court for the District of Delaware.
Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of LiveWire. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Transfer Agent and Warrant Agent
The transfer agent for our Common Stock and warrant agent for the Public Warrants and Private Placement Warrants is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
Our Common Stock is listed on NYSE under the symbol “LVWR,” and our Warrants are listed on NYSE under the symbol “LVWR WS.”

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock and Warrants after the date of this prospectus.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Common Stock and Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the Selling Securityholders. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable within 60 days. Shares of common stock issuable pursuant to the options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not redeemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.
Percentage ownership is based on 246,431,435 shares of Common Stock (which includes 12,500,000 shares of Earn-Out Shares the Legacy LiveWire Equityholder has the contingent right to receive upon the achievement of certain stock price-based vesting considerations) and 30,365,207 Warrants (and 30,365,207 shares of Common Stock issuable upon the exercise thereof) outstanding as of March 20, 2025.
Other than as described below or elsewhere in this prospectus, none of the Selling Securityholders has any material relationship with us or any of our predecessors or affiliates.

	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Names and Addresses	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
AEA-Bridges Impact Sponsor(1)	7,950,000	10,500,000	7,950,000	10,500,000	—	—	—	—
ElectricSoul, LLC(2)(3)	181,000,000	—	193,500,000	—	—	—	—	—
KYMCO Group(4)	9,999,365	—	9,999,365	—	—	—	—	—
John Garcia(5)	3,859,887	1,250,000	2,500,000	1,250,000	109,887	*	—	—
__________________
*Less than one percent.
(1)Represents securities held by the Sponsor. The Sponsor is governed by a three-member board of managers. Each manager has one vote, and the approval of a majority of the managers is required to approve an action of our sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Sponsor. Based upon the foregoing analysis, no individual manager of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which such manager directly holds a pecuniary interest.
(2)The Legacy LiveWire Equityholder is the record holder of such shares of Common Stock. The Legacy LiveWire Equityholder is a direct, wholly owned subsidiary of H-D. By reason of H-D’s relationships to Legacy LiveWire Equityholder, H-D may be deemed to share the power to vote or to direct the vote and to dispose or direct the disposition of the shares of Common Stock held by the Legacy LiveWire Equityholder and may be deemed to have shared beneficial ownership of the shares of Common Stock held directly by the Legacy LiveWire Equityholder.
(3)Includes (i) 161,000,000 shares of Common Stock issued in connection with the Exchange, (ii) 10,000,000 shares of Common Stock issued in connection with the HD Backstop Amount, (iii) 10,000,000 shares of Common Stock issued in connection with the Legacy LiveWire Equityholder Pipe Investment and (iv) 12,500,000 shares of Earn-Out Shares that the Legacy LiveWire Equityholder has the contingent right to receive upon the achievement of certain stock price-based vesting considerations.

(4)Consists of (i) 5,000,000 shares of Common Stock held by Kwang Yang Motor Co., Ltd., (ii) 2,000,000 shares of Common Stock held by KYMCO Capital Fund I Co., Ltd., (iii) 1,000,000 shares of Common Stock held by SunBright Investment Co., Ltd., (iv) 1,000,000 shares of Common Stock held by CycleLoop Co., Ltd. (v) and 999,365 shares of Common Stock held by Kwang Yang Holdings Limited. The address of each of the individuals and entities above is Kwang Yang Motor Co., Ltd.: No. 35, Wansing St., Sanmin District, Kaohsiung City 80794, Taiwan (R.O.C); KYMCO Capital Fund I Co., Ltd.: No. 35, Wansing St., Sanmin District, Kaohsiung City 80794, Taiwan (R.O.C); SunBright Investment Co., Ltd.: No. 17, Linhai 1st Rd., Gushan Dist., Kaohsiung City 80441, Taiwan (R.O.C); CycleLoop Co., Ltd.: No. 17, Linhai 1st Rd., Gushan Dist., Kaohsiung City 80441, Taiwan (R.O.C); Kwang Yang Holdings Limited: Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG 1110, British Virgin Islands.
(5)Does not include any shares indirectly owned by this individual as a result of his membership interest in the Sponsor.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 30,365,207 share of Common Stock issuable by us upon exercise of the Warrants.
We are registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees of (1) up to 225,699,365 Total Resale Shares (which represents approximately 96.5% of the outstanding Common Stock as of the date of this prospectus, assuming the exercise of all Warrants), which consists of (i) 161,000,000 shares of Common Stock issued in connection with the Merger at an equity consideration value of $10.00 per share by the Legacy LiveWire Equityholder, (ii) up to 9,999,365 shares of Common Stock issued in the KYMCO PIPE Investment at a price of $10.00 per share to the KYMCO Group, (iii) up to 10,000,000 shares of Common Stock issued in the Legacy LiveWire Equityholder Pipe Investment at a price of $10.00 per share to the Legacy LiveWire Equityholder, (iv) up to 10,000,000 shares of Common Stock issued in the HD Backstop at a price of $10.00 per share by the Legacy LiveWire Equityholder, (v) up to 2,500,000 shares of Common Stock held by John Garcia, which were originally purchased at a price of $10.00 per unit in connection with the IPO, (vi) up to 12,500,000 shares of Earn-out Shares that the Legacy LiveWire Equityholder has the contingent right to receive upon the achievement of certain stock price-based vesting considerations described herein as merger consideration (at an equity consideration value of $10.00 per share), (vii) up to 7,950,000 shares of Founder Shares originally issued to the Sponsor at a price of approximately $0.003 per share and (viii) up to 11,750,000 shares of Common Stock compromised of (a) 10,500,000 shares of Common Stock that are issuable upon the exercise of the outstanding Private Placement Warrants at an exercise price of $11.50 per share, originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the IPO of ABIC, by the holders thereof and (b) 1,250,000 shares of Common Stock issuable upon the exercise of the Public Warrants at an exercise price of $11.50 per share, originally issued by ABIC at a price of $10.00 per unit to John Garcia as part of its IPO of units; and (2) up to 11,750,000 Warrants (which represents approximately 38.5% of the outstanding Common Stock as of the date of this prospectus) compromised of (i) 10,500,000 of our outstanding Private Placement Warrants originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the IPO of ABIC, by the holders thereof and (b) 1,250,000 Public Warrants originally issued by ABIC at a price of $10.00 per unit to John Garcia as part of its IPO of units.
The Selling Securityholders may offer and sell, from time to time, all or any portion of their respective shares of Common Stock or Warrants covered by this prospectus. The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares of Common Stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
The shares of Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock and Warrants by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of NYSE;
•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•short sales;
•distributions to employees, members, limited partners or stockholders of a Selling Securityholder;
•through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;
•by pledge to secured debts or other obligations;
•delayed delivery arrangements;
•to or through underwriters or broker-dealers;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options transactions;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to use our commercially reasonable efforts to maintain the effectiveness of this registration statement related to the until (i), regarding the shares of Common Stock issued pursuant to the PIPE Investments, the earliest of (x) the third anniversary of the Closing, (y) the date on which the holder ceases to hold any shares and (z) on the first date on which the holder is able to sell all of its shares without restriction under Rule 144 of the Securities Act without the public information, volume or manner of sale limitations of such rule and (ii), regarding the shares being registered for resale in accordance with the terms of the Registration Rights Agreement, the expiration or redemption of the Warrants in accordance with the provisions of the Registration Rights Agreement. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.
Restrictions to Sell
Pursuant to the Registration Rights Agreement, (i) Legacy LiveWire Equityholder (together with its respective successors and any permitted transferees) agreed to be subject to a seven year lock-up from the Closing Date, (ii) the Sponsor, John Replogle and George Serafeim (together with their respective successors and any permitted transferees) agreed to be subject to a 365-day lock-up from the Closing Date and (iii) John Garcia (together with his respective successors and any permitted transferees) agreed to be subject to an eighteen month lock-up from the Closing Date. Such lock-up restrictions are subject to certain customary exceptions, and an early-release provision if the volume-weighted average of the shares of Common Stock is greater than or equal to $18.00 for any 20 trading days within a 30-trading day period; however, with respect to Lock-up Shares held by Company Equityholder, such early release provision commences at least 18 months after the Closing Date and any sales pursuant to such early release provision is subject to the review of the Conflicts Committee. In addition, the Lock-up Shares held by Legacy LiveWire Equityholder are subject to early release when written notice of termination is given by LiveWire (or its permitted assigns or successor), pursuant to Section 13.3 of the Contract Manufacturing Agreement. See “Risk Factors—Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Common Stock and Warrants to fall.”

LEGAL MATTERS
The validity of the shares of Common Stock and Warrants offered hereby will be passed upon for us by Latham & Watkins LLP, Houston, Texas.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
Securities and Exchange Commission registration fee	$214,285.00	*
FINRA filing fee		**
Accountants’ fees and expenses		**
Legal fees and expenses		**
Blue Sky fees and expenses		**
Transfer agent’s fees and expenses		**
Printing and engraving expenses		**
Miscellaneous		**
Total expenses		**
__________________
*Previously paid.
**     These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
Item 15.    Indemnification of Directors and Officers
Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 16.    Exhibits
(c)Exhibits.

Exhibit No.	Description	Form	File No.	Filing Date	Exhibit Number	Filed/Furnished herewith
3.1	Amended and Restated Certificate of Incorporation of LiveWire Group, Inc.	8-K	001-41511	9/30/2022	3.1
3.2	Amended and Restated Bylaws of LiveWire Group, Inc.	8-K	001-41511	9/30/2022	3.2
4.1	Warrant Agreement, dated as of October 1, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent	8-K	001-39584	10/7/2020	4.4
4.2	Specimen Warrant Certificate	S-1	333-248785	9/14/2020	4.3
5.1	Opinion of Latham & Watkins LLP.	S-1	333-268003	11/30/2022	5.1
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).	S-1	333-268003	11/30/2022	5.1
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm					*
24.1	Powers of Attorney	S-1	333-268003	2/23/2024	24.1
__________________
*Filed herewith.
Item 17.    Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act (“Rule 424(b)”) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser:
(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B under the Securities Act (“Rule 430B”) relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) under the Securities Act for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on the 21st day of March, 2025.

LIVEWIRE GROUP, INC.

Date: March 21, 2025	By:	/s/ Karim Donnez
	Name:	Karim Donnez
	Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Karim Donnez	Chief Executive Officer (Principal Executive Officer)	March 21, 2025
Karim Donnez

/s/ Tralisa Maraj	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 21, 2025
Tralisa Maraj

*	Director	March 21, 2025
William Cornog

*	Director	March 21, 2025
John Garcia

*	Director	March 21, 2025
Kjell Gruner

*	Director	March 21, 2025
Glen Koval

*	Director	March 21, 2025
Paul Krause

*	Director	March 21, 2025
Luke Mansfield

*	Director	March 21, 2025
Hiromichi Mizuno

*	Director	March 21, 2025
Jonathan Root

*	Director	March 21, 2025
Jochen Zeitz

*By:	/s/ Karim Donnez
Name:	Karim Donnez
Title:	Attorney-in-fact